                                                                   EXHIBIT 10.10

                      TAX SHARING AND SEPARATION AGREEMENT

                                     BETWEEN

                           CHADWICK'S OF BOSTON, LTD.,

                             THE TJX COMPANIES, INC.

                                       AND

                                CHADWICK'S, INC.

                      TAX SHARING AND SEPARATION AGREEMENT
                                     Between
                           CHADWICK'S OF BOSTON, LTD.,
                             THE TJX COMPANIES, INC.
                                       and
                                CHADWICK'S, INC.

1.   Definitions........................................................................   2

         1.1.   "Buyer".................................................................   2
         1.2.   "Change of Control".....................................................   2
         1.3.   "Closing"...............................................................   4
         1.4.   "Closing Date"..........................................................   4
         1.5.   "Code" .................................................................   4
         1.6.   "Current Amount"........................................................   4
         1.7.   "Election"..............................................................   4
         1.8.   "Estimated Tax Payment Date"............................................   4
         1.9.   "Operating".............................................................   4
         1.10.  "Returns"...............................................................   4
         1.11.  "Tax Authority".........................................................   4
         1.12.  "Tax Benefit Base Amount"...............................................   4
         1.13.  "Tax Benefit Issue".....................................................   5
         1.14.  "Tax Benefits"..........................................................   5
         1.15.  "Taxable Period"........................................................   6
         1.16.  "Taxes".................................................................   6
         1.17.  "TJX"...................................................................   6
         1.18.  "Underpayment Rate".....................................................   6

2.   Tax Returns........................................................................   6

3.   Obligation for Payment of Taxes....................................................   7

4.   Election Under Section 338(h)(10)..................................................   8

5.   Valuation and Allocation of Consideration..........................................   8

6.   Tax Reporting......................................................................   9

7.   Liability for Assessments or Refunds...............................................   9



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
8.   Tax Benefit Sharing Payment to TJX.................................................  10

         8.1.   Estimated Tax Payments..................................................  10
         8.2.   Current Amount Adjustment...............................................  10
         8.3.   Tax Allocation Assumptions..............................................  11
         8.4.   Subsequent Transactions by Buyer........................................  11
         8.5.   Benefit Estimates.......................................................  11
         8.6.   Termination Payment.....................................................  11

9.   Tax Issues Arising After the Closing Date..........................................  12

         9.1.   Mutual Cooperation......................................................  12
         9.2.   Buyer's and Operating's Discretion to Contest, Negotiate and Settle.....  13
         9.3.   Contesting Disputed Tax Benefits........................................  13

                  9.3.1.  Control of Proceedings........................................  13
                  9.3.2.  Adverse Outcome and Repayment.................................  15
                  9.3.3.  Resolution of Computational Disputes..........................  15
                  9.3.4.  Expenses......................................................  16

         9.4.  Attorney's Fees..........................................................  17

10.  Notice of Change of Control........................................................  17

11.  Construction.......................................................................  17

12.  Notices............................................................................  17

13.  Governing Law......................................................................  18

14.  Binding Effect; Successors.........................................................  18

15.  Severability.......................................................................  18

16.  Headings...........................................................................  19



                                      -ii-
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                      TAX SHARING AND SEPARATION AGREEMENT


         This TAX SHARING AND SEPARATION AGREEMENT (the "Agreement"), dated ____________, 1996, is by and among Chadwick's of Boston, Ltd. (the "Buyer"), a Delaware corporation having its principal office at 35 United Drive, West Bridgewater, MA 02379; The TJX Companies, Inc. ("TJX"), a Delaware corporation having its principal office at 770 Cochituate Road, Framingham, MA 01701; and Chadwick's, Inc. ("Operating"), a Massachusetts corporation having its principal office at 35 United Drive, West Bridgewater, MA 02379.

                                   WITNESSETH:


         WHEREAS, Operating and its wholly-owned subsidiary CDM Corp. have been members of an affiliated group of corporations filing consolidated federal income tax returns of which TJX is the common parent (the "TJX Group") and filing certain state and local income tax returns on a consolidated or combined basis;

         WHEREAS, Buyer is acquiring all of the outstanding stock of Operating from TJX (the "Transfer") pursuant to a Transfer Agreement dated the date hereof among TJX, Buyer and Operating (the "Transfer Agreement");

         WHEREAS, upon consummation of the Closing (defined below), Operating, its subsidiary and Buyer will become members of an affiliated group of corporations of which Buyer is the common parent (the "Buyer Group") and Operating and its subsidiary will cease to be members of the TJX Group; and

        WHEREAS, the parties wish to assign responsibility for the preparation and filing of tax returns; to set forth the methodology for determining their respective liabilities for Taxes (defined below) and for allocating such liabilities among themselves for all Taxes that may be owed to or assessed by the Internal Revenue Service or any other comparable state or local governmental authority attributable to the periods before, after and including the Closing Date (defined below); to establish procedures for reimbursing one party for Taxes allocated to the other under this Agreement; and to provide for certain tax elections and for the division of any tax benefits which may arise as a result of such elections;

         NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

                  1.1. "Buyer" means Chadwick's of Boston, Ltd., a Delaware corporation, and any successors thereto.

                  1.2. "Change of Control" means the occurrence of any one or more of the following events: (i) the acquisition by an individual, entity or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (A) the outstanding shares of common stock of the Buyer (the "Outstanding Buyer Company Stock") or (B) the combined voting power of the then outstanding voting securities of the Buyer entitled to vote generally in the election of directors (the

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
         "Outstanding Buyer Company Voting Securities"); (ii) the acquisition by any Person, other than Buyer, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (a) the then outstanding shares of common stock of Operating (the "Outstanding Operating Common Stock") or (b) the combined voting securities of Operating entitled to vote generally in the election of directors (the "Outstanding Operating Company Voting Securities"); (iii) any acquisition, reorganization, merger, share exchange, consolidation or other transaction involving Buyer or Operating in which Operating becomes a member of an affiliated group of corporations filing consolidated federal income tax returns of which Buyer is not the common parent; (iv) any reorganization (including, but not limited to, transactions described in Section 368(a) of the Code), merger, share exchange, or consolidation involving Buyer or any subsidiary of Buyer (each, a "Buyer Merger"), unless, immediately following any such Buyer Merger more than 50 percent of the then Outstanding Buyer Company Stock and 50 percent of the then Outstanding Buyer Company Voting Securities is then beneficially owned, directly or indirectly, by Persons who were the beneficial owners, respectively, of the Outstanding Buyer Company Stock and the Outstanding Buyer Company Voting Securities immediately prior to such Buyer Merger; or (v) any reorganization (including, but not limited to, transactions described in section 368(a) of the Code), merger, share exchange, or consolidation of Operating (each an "Operating Merger"), unless immediately following any such Operating Merger, Buyer beneficially owns, directly or indirectly, at least 80 percent of the Outstanding Operating Company Stock and 80 percent of the Outstanding Operating Company Voting Securities.

                  1.3. "Closing" means the closing of the Transfer and the sale by TJX of more than 50 percent of the stock of Buyer to underwriters for public sale.

                  1.4. "Closing Date" means the date on which the Closing occurs.

                  1.5. "Code" means the Internal Revenue Code of 1986, as amended.

                  1.6. "Current Amount" has the meaning specified in Section 8 hereof.

                  1.7. "Election" has the meaning specified in Section 4 hereof.

                  1.8. "Estimated Tax Payment Date" means any of the dates specified in Section 6655 of the Code for the payment of the Buyer Group's estimated federal income tax.

                  1.9. "Operating" means Chadwick's, Inc., a Massachusetts corporation, and any successors thereto.

                  1.10. "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                  1.11. "Tax Authority" means the Internal Revenue Service or any other comparable state or local governmental authority.

                  1.12. "Tax Benefit Base Amount" for any Taxable Period means
         (i) any net increase in amortization, depreciation or loss deductions in such Taxable Period or any decrease in an item of income or gain in such Taxable Period arising as a result of the increase in basis occurring as a result of the Election, including any increase in basis

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
         arising from payments made pursuant to this Agreement, (ii) any portion of payments made pursuant to this Agreement characterized as interest or original issue discount for federal income tax purposes, or (iii) any increase in any net operating or capital loss carryover or carryback or tax credit which is carried to such Taxable Period and which arose or arises in a prior or subsequent Taxable Period as a result of any such net increase in deductions or any such decrease in income or gain in such prior or subsequent Taxable Period.

                  1.13. "Tax Benefit Issue" has the meaning specified in Section
         9.3.1 hereof.

                  1.14. "Tax Benefits" means, for any Taxable Period, the excess, if any, of (a) the total amount of federal, state and local Taxes, respectively, that would be payable by the Buyer Group in respect of such Taxable Period if the Tax Benefit Base Amount for such Taxable Period were not taken into account ("Notional Tax Liability"), over (b) the total amount of federal, state and local Taxes, respectively, payable by the Buyer Group in respect of such Taxable Period after taking into account the Tax Benefit Base Amount for such Taxable Period. Any Tax Benefits hereunder shall be determined using consolidated or combined Returns to the extent legally available to members of the Buyer Group. In any Taxable Period ending subsequent to a Change of Control, the Tax Benefits shall be calculated without giving effect to any items of income, expense, loss, deduction or credit of, or attributable to, businesses other than historic businesses conducted by the Buyer Group prior to the Change of Control but only if such calculation would produce a greater Tax Benefit.

                  1.15. "Taxable Period" means any taxable year (including any "short" taxable year) ending after the Closing Date.

                  1.16. "Taxes" means all U.S. federal, state and local taxes, including interest and penalties, on, substantially based on, or substantially measured by or with respect to income, and the term "Tax" means any one of the foregoing Taxes.

                  1.17. "TJX" means The TJX Companies, Inc., a Delaware corporation, and any successors thereto.

                  1.18. "Underpayment Rate" has the meaning specified in Section
         9.3.2 hereof. 2. Tax Returns. TJX agrees to prepare and file or cause to be prepared and filed timely all appropriate Returns in respect of Operating and its subsidiary that (i) are required to be filed on or before Closing; or (ii) are required to be filed after Closing that (A) include, on a consolidated or combined basis, the operations of Operating and its subsidiary for any tax period ending on or before Closing; or (B) are required to be filed by Operating or its subsidiary on a separate return basis for any tax period ending on or before Closing. To the extent requested by TJX, Operating and its subsidiary shall participate in the filing of and shall file any required Returns with respect to any tax period that ends on or before Closing. The Buyer shall prepare or cause to be prepared the schedules in respect of Operating and its subsidiary containing the information available to Buyer necessary for TJX to prepare any consolidated or combined returns. The Buyer shall also prepare or cause to be prepared, in consultation with TJX, and shall file or cause to be filed all other Returns required of Operating and its subsidiary, or in respect of its activities, for any Taxable Period ending after Closing that includes the operations of Operating prior to Closing.

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
         3. Obligation for Payment of Taxes. TJX agrees to pay timely all Taxes in respect of Operating and its subsidiary that are (i) due with respect to Returns that TJX is required to prepare and timely file pursuant to Section 2 hereof (including, but not limited to, Returns prepared by TJX but filed by Operating or its subsidiary), or (ii) due on or before Closing for which no Return is required to be filed. In addition, TJX agrees to pay all other Taxes that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date, including, without limitation, any Taxes attributable to the application of Treasury Regulation Sections 1.1502-13 and 1.1502-19. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Closing Date as the last day of a taxable period of Operating and its subsidiary, and such period shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit Operating to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Operating and its subsidiary for such Interim Period (as defined below) shall be the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Operating or its subsidiary on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. All sales taxes, use taxes, payroll taxes, withholding taxes, property taxes and all other taxes, fees, charges or impositions of governmental authorities of any nature not included within the definition of

Taxes relating to the business, assets, activities or existence of Buyer, Operating or its subsidiary shall be borne by Buyer, Operating or its subsidiary as the case may be.

         4. Election Under Section 338(h)(10). The Buyer and TJX shall timely make or cause to be made a valid joint election under Section 338(h)(10) of the Code and under any comparable provisions of state law in respect of the Transfer so as to have the deemed asset sale gain of Operating and its subsidiary recognized in TJX's consolidated federal income tax return and any relevant state income or excise tax returns that include the short taxable year of Operating and its subsidiary immediately prior to the Closing Date (collectively, the "Election"). TJX shall pay all Taxes attributable to the making and filing of the Election and shall reimburse the Buyer promptly for any Taxes for which the Buyer may become liable as a result of the Election.

         5. Valuation and Allocation of Consideration. The parties agree that the "aggregate deemed sale price" and "adjusted grossed-up basis" (as such terms are defined in the regulations under Section 338 of the Code) with respect to the Transfer and Election shall be determined by TJX in accordance with such regulations, such determination to be made, in part, based on the sales price per share of the common stock of Buyer in the initial public offering of such stock. The value of the consideration shall be allocated among the assets of Operating and its subsidiary as indicated on a schedule (the "Tax Allocation Schedule") to be prepared by TJX in accordance with the regulations under
Section 338 of the Code and attached hereto as Schedule A on or before Closing, subject to adjustment by TJX to the extent necessary to make such allocations consistent with the final balance sheet of Operating and its subsidiary as of the Closing Date and thereafter any post-Closing adjustments. Any inventory owned by Operating at the time of the Closing shall be recorded at its book value which the parties agree represents fair market value for purposes of such allocation. Operating shall utilize the "first-in, first-out" method of accounting to determine taxable gain or loss on the sale or other disposition of inventory, such method to be used for no less than two taxable years following the Closing. The parties (i) shall be bound by such allocation for purposes of determining any Taxes and (ii) shall prepare and file all Returns in a manner consistent with such allocation. In the event that such allocation is disputed by any Tax Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.
         6. Tax Reporting. The Buyer and TJX shall file their federal income tax Returns treating the Transfer as a purchase of the assets of Operating and its subsidiary pursuant to Sections 338(a) and 338(h)(10) of the Code. The Buyer and TJX shall file on a similar basis all state and local tax Returns to the extent that such treatment is consistent with such state and local tax law.

         7. Liability for Assessments or Refunds. TJX shall pay any Taxes and be entitled to receive all refunds of Taxes (i) with respect to all periods ending on or prior to the Closing Date; and (ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date allocated in accordance with Section 3 above. TJX shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of Operating for any period ending prior to or including the Closing Date.

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
         8.  Tax Benefit Sharing Payment to TJX.

                  8.1. Estimated Tax Payments. Operating shall pay (and Buyer hereby guarantees the obligation of Operating to pay) TJX, on the first Estimated Tax Payment Date following the Closing Date and thereafter (subject to Section 8.6) on each subsequent Estimated Tax Payment Date, an amount equal to the relevant portion of the aggregate estimated Tax Benefits for the applicable Taxable Period. For this purpose, the relevant portion of the Estimated Tax Benefits shall be 25 percent (or, in the case of Taxable Periods of less than one full year, one divided by the number of Estimated Tax Payment Dates in such Period) of Tax Benefits as then estimated for the applicable Taxable Period. In the event of an adjustment in the aggregate estimated Tax Benefits for the applicable Taxable Period as of any Estimated Tax Payment Date, the payment due to TJX shall be adjusted such that TJX shall have received on a cumulative basis the total relevant portions thereof set forth in the preceding sentence accrued through each Estimated Tax Payment Date. In the event a tax payment is made by a member of the Buyer Group in connection with a request or application for an extension of time within which to file any Tax Return, an appropriate further adjustment of the previous quarterly payments shall also be paid to TJX. For the avoidance of doubt, estimated Tax Benefits shall be calculated utilizing the notional/actual method set forth in Section 1.14 above and using consistent methods and assumptions between periods and notional/actual comparisons.

                  8.2. Current Amount Adjustment. At the time Buyer files its federal income tax Return for each Taxable Period, to the extent that the amounts paid to TJX pursuant to Section 8.1 hereof for such Taxable Period exceeded the Tax Benefits for the applicable Taxable Period (the "Current Amount"), such excess amounts paid shall be refunded by TJX to Operating within thirty (30) days after Buyer furnishes to TJX a copy of its relevant Returns, as filed, together with such supporting data as TJX may reasonably request. To the extent that the amounts paid to TJX pursuant to Section
         8.1 hereof for such Taxable Period were less than the Current Amount, such deficit in amounts paid shall be paid to TJX by Operating within thirty (30) days following the filing of Buyer's federal Returns (or, if earlier, the date such Returns were due, taking into account extensions of time for filing such Returns).

                  8.3. Tax Allocation Assumptions. When allocation factors are required for any tax computation, the factors used in Operating's or the affected member of the Buyer Group's most recently filed Returns in the relevant jurisdictions shall be used.

                  8.4. Subsequent Transactions by Buyer. Buyer agrees that it shall not enter into any transactions a significant purpose of which is to reduce the amount of the Tax Benefits otherwise payable to TJX under this Agreement.

                  8.5. Benefit Estimates. Operating shall prepare and deliver to TJX no less than 60 days prior to the end of each calendar year, an estimate of the amount of the Tax Benefits that will be payable to TJX during the immediately following year and shall revise and update each such estimate in connection with the quarterly payments required under
         Section 8.1.

                  8.6. Termination Payment. As promptly as practicable following the commencement of the Taxable Period which includes the fifteenth anniversary of the

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
         Closing Date, TJX and Buyer shall negotiate in good faith to attempt to reach an agreement which requires Operating to pay to TJX an amount equal to the then present value (based on the then applicable prime rate prevailing at major money center banks) of the aggregate Tax Benefits which Operating could reasonably be expected to realize in future Taxable Periods as a result of the Election, in consideration of Buyer's and Operating's being relieved thereafter of their future obligations under this Agreement. In the event the parties are unable to reach an agreement, this Agreement shall remain in full force and effect.

         9. Tax Issues Arising After the Closing Date.

                  9.1. Mutual Cooperation. The parties agree to consult in good faith and to provide each other with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Return, (ii) the negotiation and settlement of any audit or other examination of any Return by any Tax Authority, or (iii) the handling of any judicial or administrative proceeding relating to any liability for periods of Operating and its subsidiary prior to and including the Closing Date. The parties' general obligation to cooperate shall require, but not be limited to requiring, each party (i) to notify the other of any Tax Authority's initiating an audit, requesting information or proposing an adjustment, or any extension of statutes of limitation and of final determinations of proposed adjustments, (ii) to preserve records, documents and other information relevant to liabilities for Taxes until the expiration of the applicable statute of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto,

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
        (iii) to make available without charge at a location determined by Buyer or Operating during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) to execute and deliver such powers of attorney, consents, and other documents as are necessary to carry out the intent of this Agreement. Prior to disposing of any records, documents and other information relevant to liabilities for Taxes relating to periods prior to the Closing Date, Buyer and Operating shall advise TJX in writing of its intention to dispose of such material and afford TJX the reasonable opportunity to remove and store such material at TJX's expense.

                  9.2. Buyer's and Operating's Discretion to Contest, Negotiate and Settle. Buyer and Operating shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Return of the income, deductions, credits, allowances or other tax items of Operating for any period after the Closing Date, subject to Sections 7 and 9.3 hereof.

                  9.3. Contesting Disputed Tax Benefits.

                           9.3.1. Control of Proceedings. In the event that the
                  Internal Revenue Service or a state Tax Authority disputes the existence or amount of the Tax Benefits (a "Tax Benefit Issue"), Buyer or Operating shall contest the matter on audit, through Internal Revenue Service or state appellate proceedings and through judicial proceedings in accordance with the request of TJX. Representatives of TJX shall be allowed to participate in such proceedings in so far as they relate to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of a contest relating solely to a Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be made exclusively by TJX and its representatives, taking into account, in good faith, the views of Buyer and its representatives; and Buyer and Operating shall take any action as is necessary to effectuate the decisions of TJX. Decisions regarding the conduct of a contest relating solely to tax issues unrelated to the Tax Benefit Issue shall be made exclusively by Buyer and its representatives. Decisions regarding the conduct of a contest that involves both the Tax Benefit Issue and other issues unrelated to the Tax Benefit Issue shall be made jointly in good faith by TJX and the Buyer or, if the parties are unable to agree, by independent accountants selected in accordance with the procedures set forth in Section 9.3.3. Decisions regarding the settlement of a contest of the Tax Benefit Issue shall be made jointly by TJX and Buyer and their respective representatives, provided, however, that if TJX or Buyer declines a settlement proposal involving the Tax Benefit Issue that the other wishes to accept, the contest will continue and the declining party will (i) bear all further contest costs relating to the Tax Benefit Issue and (ii) indemnify the party wishing to accept the settlement against any outcome relating to the Tax Benefit Issue more adverse than that of the proposed settlement.

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
                          9.3.2. Adverse Outcome and Repayment. If, as the
                  result of a contest or the filing of an amended Return, Tax Benefits are less than those taken into account in computing any payments made under Section 8 hereof, such payments will be recomputed on the basis of such revised Tax Benefits, and any excess payments shall be refunded by TJX to Operating promptly following such recomputation, together with any related penalties imposed by a Tax Authority. If, as the result of a contest or the filing of an amended Return, Tax Benefits are greater than those taken into account in computing any payments made under Section 8 hereof, such payment will be recomputed on the basis of such revised Tax Benefits; and any further payment due to TJX shall be made promptly following such recomputation. Interest shall be payable to the party entitled to payment under this Section
                  9.3.2 at the rates prescribed for underpayments in Section 6621(a) of the Code (the "Underpayment Rate") with respect to Tax Benefits or at the corresponding state underpayment rate in connection with revisions relating to state tax contests.

                           9.3.3. Resolution of Computational Disputes. If the
                  parties hereto are unable to agree on the amount of Tax Benefits or any amount payable with respect to such Tax Benefits as determined under Sections 1.12, 1.14, 8.1, 8.2,
                  8.3 and 9.3.2 hereof (the "Disputed Amount"), the determination of such Disputed Amount shall be made by an independent firm of certified public accountants jointly selected by TJX and Buyer. If TJX and Buyer cannot agree on the selection of an independent firm of certified public accountants, such

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
                  firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public accountants that certifies) the financial statements of TJX and Buyer and that is other than the selecting firm(s). Such accountants shall be given access by TJX, Buyer and their respective subsidiaries to all information necessary to determine the Disputed Amount, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of TJX or Buyer, as appropriate, except as compelled by legal process. Any amount otherwise due under this Agreement that is a Disputed Amount shall be paid, together with interest at the Underpayment Rate from the date on which such payment was originally due, within 10 days of the determination of such Disputed Amount. Judgment upon the Disputed Amount as determined by the accountants may be entered in any court having jurisdiction over the matter.

                           9.3.4. Expenses. In the case of any good faith
                  controversy between the parties relating to the Tax Benefits, the reasonable fees and expenses paid to third-party service providers in connection with the resolution of the Disputed Amount incurred by the party predominantly prevailing in such controversy, as determined by the accountants, shall be paid or reimbursed by the other party. Each party shall bear its own fees and expenses incurred in the resolution of any dispute with any Tax Authority regarding a Tax Benefit Issue, except that TJX shall reimburse Buyer and Operating for reasonable fees and expenses incurred at the request of TJX or with the written consent of TJX.

                  9.4. Attorney's Fees. Upon a breach of this Agreement by any member of the Buyer Group, in addition to other penalties, damages or liabilities that may be due to TJX, Buyer and Operating shall be responsible for and shall pay to TJX an amount equal to reasonable attorney's fees actually incurred by TJX in its efforts to enforce its rights under this Agreement. Upon a breach of this Agreement by TJX (or any affiliate), in addition to other penalties, damages or liabilities that may be due to Buyer and Operating, TJX shall be responsible for and shall pay to Buyer and Operating an amount equal to reasonable attorneys' fees actually incurred by Buyer and Operating in their efforts to enforce their rights under this Agreement.

         10. Notice of Change of Control. Buyer shall notify TJX in writing of any Change of Control within 30 days of the occurrence of such Change of Control and promptly shall provide TJX with all material information in Buyer's possession relating to the effect of such Change of Control on this Agreement as TJX may reasonably request.

         11. Construction. Each of the parties hereto agrees that (i) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (ii) except as specifically provided in this Agreement, no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstances shall be used in interpreting or construing this Agreement.

         12. Notices. Any notice required under any provision of this Agreement shall be made in the manner provided in the section entitled "Notices" in the Transfer Agreement.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without effect to its choice of law.

         14. Binding Effect; Successors. This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including, but not limited to, any successor of TJX, Operating or Buyer succeeding to the tax attributes of TJX, Operating or Buyer under Section 381 of the Code), to the same extent as if such successor had been an original party to the Agreement. In addition, in the event of any acquisition of the assets of Operating in which gain or loss is not recognized, in whole or in part, for federal income tax purposes, Operating and Buyer shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement. Any tax sharing agreement or similar arrangement between TJX and Operating or its subsidiary which predates the Closing Date shall be terminated on the Closing Date and shall have no force or effect subsequent to the Closing Date.

         15. Severability. In the event that any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision; and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         16. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                THE TJX COMPANIES, INC.



                                                By:
                                                   -----------------------------
                                                Title:  Executive Vice President


                                                CHADWICK'S OF BOSTON, LTD.



                                                By:
                                                   -----------------------------
                                                     Title:


                                                CHADWICK'S INC.



                                                By:
                                                   -----------------------------
                                                     Title: